Exhibit 10.21

RESTORATION PLAN

At its August 7, 2002 meeting, the Compensation Committee of the Board reviewed and agreed to, in principle, a recommendation regarding a nonqualified benefit restoration plan.  The recommendation was as follows:

“Establish a restoration plan for the executives who are impacted by limits on tax-qualified defined contribution plans to make up for benefits lost due to statutory limitations.”

The recommended plan provisions are summarized below:

PROVISION	DETAILS	COMMENTS
Effective Date	First payroll following January 1, 2003
Plan Objective

To restore employer matching contributions that would be otherwise limited due to eligible participants reaching the compensation and deferral limit caps imposed on qualified plan contributions and benefits reductions occurring from nondiscrimination test

For government business unit executives, this plan also restores benefits lost because bonuses are not included in compensation under the qualified plan
Eligibility	All approved Executives (approximately 120)	Currently approximately 100 would receive benefits
Plan Year	Calendar Year
Eligible Compensation	Annual Base Salary Annual Cash Incentive Awards Retention and Emergence Awards (inclusive of any amounts that are voluntarily deferred)

For non-government business unit executives, this is the same definition of compensation as the qualified plan. For government business unit executives, compensation considered for qualified plan excludes bonuses

Deferral Requirements	Executive must defer at least the lesser of 5% (6% for “Government) of qualified plan “eligible compensation” or the 402(g) deferral limit ($12,000 in 2003)
Allocation Frequency	Participant accounts will be credited beginning with the first payroll period in which limits are triggered and each payroll period thereafter	For “government” executives not on Washington Group payroll system, it will be necessary to credit accounts on an annual basis
Years of Service/Vesting	Participants will be immediately 100% vested in all amounts credited
Account Crediting Rate

Matching amounts are credited with an interest rate equal to Moody’s August long-term corporate bond yield average (Aaa, Aa, A, Baa) based on bonds with maturities 20 years and above, adjusted annually on a predetermined date

Moody’s long-term corporate bond yield average for the month of August was 7.06%
Additional Employer Contributions	At the company’s discretion additional amounts may be contributed to meet special circumstances	e.g. , an executive hired mid-year who has already hit contribution limits with a previous employer
Forms of Payment

Lump sum or

Five-, Ten- or Fifteen-year installments (for balances of at least $50,000).

Election made upon participation, may change any time but effective only if made at least 12 months before retirement, termination, death or disability

Valued at termination
Funding	Benefits will not be funded and no trust will be established Individual, notional accounts established and maintained by the company (or third party administrator)

Proposed Restoration Plan – Estimated Cost

Total number of executives*	Approximately 120
Projected 2002 executive compensation	$33,640,000
Annual cost based on projected 2002 executive compensation	$513,000
2003 Emergence Bonuses (1 year after emergence)	$5,533,000
Additional one-time cost in 2003 Emergence Bonuses	$268,000

•                  Assumes all executives defer at least the lesser of 5% (6% for Government) of qualified plan “eligible compensation” or the 402(g) deferral limit ($12,000 in 2003).

•                  Compensation = Base salary plus target bonus

•                  For non-government executives, this is the same definition of pay as the qualified plan.

•                  For government executives, pay considered for qualified plan does not include bonuses.

•                  Benefit Restoration plan restores benefits lost due to the 401(a)(17) compensation limit ($200,000) and the 402(g) deferral limit ($11,000).

•                  For the government executives, the Benefit Restoration plan also restores benefits lost because bonuses are not included in compensation for the qualified plan.

•                  We have not considered the potential effects of limitations due to nondiscrimination testing.